Exhibit 21
BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
2019 ANNUAL REPORT ON FORM 10-K
SUBSIDIARIES OF THE REGISTRANT

Subsidiary	State or Country of Incorporation	Percent Voting Stock/Interests Owned

Briggs & Stratton AG	Switzerland	100%

Briggs & Stratton Australia Pty. Limited	Australia	100%

Briggs & Stratton Austria Gesellschaft m.b.H.	Austria	100%

Briggs & Stratton Canada Inc.	Canada	100%

Briggs & Stratton (Chongqing) Engine Co., Ltd.	China	95%

Briggs & Stratton CZ, s.r.o.	Czech Republic	100%

Daihatsu-Briggs Co., Ltd.	Japan	50%

Briggs & Stratton France	France	100%

Briggs & Stratton Germany GmbH	Germany	100%

Briggs & Stratton Iberica, S.L.	Spain	100%

Briggs & Stratton International Holding B.V.	Netherlands	100%

Briggs & Stratton International AG	Switzerland	100%

Briggs & Stratton International, Inc.	Wisconsin	100%

Briggs & Stratton Italy S.r.l.	Italy	100%

Briggs & Stratton Japan K.K.	Japan	100%

Briggs & Stratton (Malaysia) Sdn. Bhd.	Malaysia	100%

Briggs & Stratton Mexico S. de R.L. de C.V.	Mexico	100%

Briggs & Stratton Netherlands B.V.	Netherlands	100%

Briggs & Stratton New Zealand Limited	New Zealand	100%

Nikki America Fuel Systems, LLC	Delaware	30%

Branco Motores Ltda	Brazil	100%

Briggs & Stratton RSA (Proprietary) Limited	South Africa	100%

Starting USA Corporation	Missouri	50%

Briggs & Stratton (Shanghai) International Trading Co., Ltd.	China	100%

Briggs & Stratton (Shanghai) Management Co., Ltd.	China	100%

Briggs & Stratton Sweden Aktiebalog	Sweden	100%

Briggs & Stratton Tech, LLC	Wisconsin	100%

Briggs & Stratton U.K. Limited	United Kingdom	100%

Briggs & Stratton India Private Limited	India	100%

Victa Lawncare Pty. Ltd.	Australia	100%

Victa Limited	Australia	100%

Power Distributors, LLC	Missouri	38%

Billy Goat Industries, Inc.	Missouri	100%

Allmand Bros., Inc.	Nebraska	100%

Briggs & Stratton Limited Liability Company	Russia	100%